Exhibit 99.1

Centiv, Inc. Notified of Full Compliance With NASDAQ Listing Requirements
Tuesday July 1, 3:50 pm ET

VERNON HILLS, Ill.—(BUSINESS WIRE)—July 1, 2003—Centiv, Inc. (NASDAQ:CNTV - News), announced today that it has been notified by the NASDAQ Staff that, as of June 30, 2003, the Company has regained compliance with the requirements for continued listing on the NASDAQ SmallCap Market and NASDAQ has closed the hearing file. This follows a successful reverse stock split by the Company on June 16, 2003, which resulted in a closing bid price above $1.00 for the required 10 consecutive trading days. Centiv’s closing bid price on June 30, 2003 was $2.13 per share.

John P. Larkin, President and CEO of Centiv, commented, “We are pleased with the ruling by the NASDAQ Staff. Now that we have resolved the outstanding issues with regard to our continued stock listing, we can put all of our energies into delivering on the business plan for Centiv.”

In a press release dated April 7, 2003, Centiv announced that it had reached compliance with NASDAQ’s shareholders’ equity requirements, and that it had until June 9, 2003 to meet the minimum bid price compliance. Shareholders approved the reverse stock split on May 22, 2003. In order to maintain the listing of its securities on the NASDAQ SmallCap Market, the Company must continue to comply with all of the applicable NASDAQ continued listing standards.

About Centiv®

Centiv, Inc. (NASDAQ: CNTV - News), headquartered in Vernon Hills, IL, offers solutions for helping its clients efficiently and effectively manage their temporary point-of-purchase signage processes. Using Centiv’s Web-based system, Clients gain market flexibility while greatly increasing the effectiveness of their P-O-P spending. Centiv is a registered trademark in the U.S. Patent and Trademark Office. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061. Phone 847-876-8300 or fax 847-955-1269, or visit its website: www.centiv.com for a product demonstration. This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words “may”, “would”, “could”, “will”, “increase”, “expect”, “implement”, “estimate”, “anticipate”, “believes”, “intends”, “plans”, and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company’s ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission, including “Factors That May Affect Future Results” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Contact:
Centiv, Inc.
Tom Mason - CFO, 847/876-8304
tmason@centiv.com

Source: Centiv, Inc.